Exhibit 5.1

PILLSBURY WINTHROP LLP
50 Fremont Street
San Francisco, CA 94105
July 17, 2003

SICOR Inc.
19 Hughes
Irvine, CA 92618

  Re:
  Registration Statement on Form S-3

Ladies and Gentlemen:

        We are acting as counsel for SICOR Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 relating to the registration under the Securities Act of 1933, as amended, (the "Act") of 1,753,052 shares of common stock, par value $0.01 per share (the "Common Stock") of the Company, all of which are to be offered and sold by certain stockholders of the Company (the "Selling Stockholders"). Such Registration Statement, as amended, is herein referred to as the "Registration Statement."

        We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the shares of Common Stock to be offered and sold by the Selling Stockholders have been duly authorized and legally issued and are fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                      Very truly yours,

                      Pillsbury Winthrop LLP